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[WHITEHALL LOGO]                                                    NEWS RELEASE

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                                              For:     Whitehall Jewellers, Inc.
                                              Contact: John R. Desjardins
                                                       Executive Vice President,
                                                       Chief Financial Officer
FOR IMMEDIATE RELEASE                                  TX: 312/762-9751
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    WHITEHALL JEWELLERS, INC. ANNOUNCES SECOND QUARTER SALES OF $68.4 MILLION

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         Chicago, Illinois, August 4, 2005 -- Whitehall Jewellers, Inc. (NYSE:
JWL) today announced sales for the second quarter ended July 31, 2005 were $68.4 million compared to $72.3 million for the second quarter of last year. Comparable store sales decreased 6.2% during the quarter, versus a comparable store sales decrease of 0.6% for the second fiscal quarter of 2004.

         For the six-month period ended July 31, 2005, sales totaled $139.4 million versus $145.3 million for the six-month period ended July 31, 2004. Comparable store sales decreased 5.0% compared to an increase of 1.3% for the six months ended July 31, 2004.

         Lucinda Baier, Chief Executive Officer commented, "During the second quarter, our sales performance was solid during the Mothers' Day campaign but slowed in June and July during the two subsequent campaigns. In July 2004, we launched a major initiative to accelerate the sale of merchandise which was inconsistent with our branding strategy. During the second half of July of last year, sales of these goods were instrumental in generating double-digit comp store sales increases."

         Ms. Baier continued, "We continue to implement the merchandising, marketing and operational initiatives intended to build sales which we previously discussed and are focused on preparing for the Holiday selling season."

         The Company plans to release financial results for the quarter ended July 31, 2005 on Thursday, September 1, 2005. Following the release, the Company will host a conference call at 9:00 AM EDT that will be broadcast live over the Internet at http://www.whitehalljewellers.com. To participate in the call, please dial 1-800-329-9097 approximately 10 minutes before the scheduled time to be connected to the call. Please call Patricia Metzger at 312-762-0292 to reserve a space on the call.

ABOUT WHITEHALL JEWELLERS

Whitehall Jewellers, Inc. is a leading national specialty retailer of fine jewelry, currently operating 388 stores in 38 states. The Company operates stores in regional and superregional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

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SAFE HARBOR STATEMENT

This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "opinion" and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (2) reduced levels of mall traffic caused by economic or other factors;
(3) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (4) our ability to execute our business strategy and the related effects on comparable store sales and other results; (5) the extent and results of our store expansion strategy and associated occupancy costs, and access to funds for new store openings and the ability to exit underperforming stores; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company's sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel; (9) the effects of competition on the Company including merchandise availability, real estate opportunities and retention of personnel; (10) the availability, terms and cost of consumer credit; (11) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on payment and other terms consistent with past practice; (12) our ability to maintain adequate information systems capacity and infrastructure; (13) our continued ability to secure sufficient financing on acceptable terms, including, if an event of default were to occur pursuant to the Company's revolving loan facility, that the Company may be required to negotiate relief with its lenders or seek new financing with respect to which there may be no assurance that new financing agreements would be available on acceptable terms or at all; (14) our leverage, liquidity, and cost of funds and changes in interest rates that may increase financing costs; (15) our ability to maintain adequate loss prevention measures;
(16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company's future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney's Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.

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